EXHIBIT 99.1

News Release

First Solar, Inc. Announces Third Quarter 2021 Financial Results
•Net sales of $584 million
•Net income per diluted share of $0.42
•Cash, cash equivalents, restricted cash, and marketable securities of $1.9 billion
•Third quarter production of 2.0 GWDC despite challenging freight and COVID-19 environment
•Increased top production bin to 465 watts, representing 19% glass area efficiency
•Started construction and purchased equipment for our next-generation factories in Ohio and India
•YTD net bookings of 10.5 GWDC; 1.5 GWDC since prior earnings call
•Maintain 2021 EPS guidance of $4.00 to $4.60

TEMPE, Ariz., November 4, 2021 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the third quarter ended September 30, 2021.

“I would like to thank our associates for their dedication and continued execution during the third quarter,” said Mark Widmar, CEO of First Solar. “Operationally, despite the challenging freight and COVID-19 environment our manufacturing team continues to deliver on their commitments. In the third quarter we produced 2.0 GWDC of modules, and in October we increased our top production bin to 465 watts. In parallel we started construction of the building for our third Ohio factory, and began ordering equipment for our first factory in India. Commercially, we had a good quarter, increasing our record year-to-date bookings to 10.5 GWDC. From a financial standpoint, while extended transit times for ocean freight impacted our third quarter results, we are reiterating our 2021 EPS guidance.”

Net sales for the third quarter were $584 million, a decrease of $46 million from the prior quarter, primarily due to lower systems segment revenue, which was partially offset by an increase in module segment revenue.

Operating income for the third quarter was $51 million. Third quarter operating income included depreciation and amortization of $66 million, underutilization and production start-up of $9 million, and share-based compensation of $6 million.

Net income per diluted share for the third quarter was $0.42, compared to $0.77 in the prior quarter.

Cash, cash equivalents, restricted cash, and marketable securities at the end of the third quarter totaled $1.9 billion, a decrease of $111 million from the prior quarter. This decrease was primarily due to capital expenditures and reinvestment of restricted cash, which was partially offset by operating cash flows and collection of accounts receivables related to legacy systems activities.

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2021 guidance has been updated as follows:

	Prior	Current
Net Sales	$2.875B to $3.1B	Unchanged
Gross Margin ($) (1)	$695M to $760M	Unchanged
Operating Expenses (2)	$285M to $300M	Unchanged
Operating Income (3)(4)	$545M to $625M	Unchanged
Earnings per Share	$4.00 to $4.60	Unchanged
Net Cash Balance (5)	$1.35B to $1.45B	$1.45B to $1.55B
Capital Expenditures	$825M to $875M	$675M to $725M
Shipments	7.6GW to 8.0GW	Unchanged
——————————
(1)Includes of $1 million of related ramp expense (unchanged) and $40 million of impact due to underutilization and reduced throughput (unchanged)
(2)Includes $20 million to $25 million of production start-up expense (unchanged)
(3)Includes $61 million to $66 million of related ramp expense, production start-up expense, underutilization and reduced throughput impact (unchanged)
(4)Includes a $147 million pre-tax gain related to the sales of the North American O&M and U.S. project development businesses ($149 million previously)
(5)Defined as cash, cash equivalents, marketable securities, and restricted cash less expected debt at the end of 2021

Conference Call Details

First Solar has scheduled a conference call for today, November 4, 2021 at 4:30 p.m. ET, to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com.

Investors are encouraged to listen to the conference call and to review the accompanying materials, which contain more information about First Solar’s third quarter financial results and financial outlook.

An audio replay of the conference call will be available through Thursday, November 11, 2021 and can be accessed by dialing +1 (800) 585-8367 if you are calling from within the United States or +1 (416) 621-4642 if you are calling from outside the United States and entering the replay passcode 4672976. A replay of the webcast will also be available on the Investors section of the Company’s website approximately five hours after the conclusion of the call and remain available for 90 days.

About First Solar, Inc.

First Solar is a leading American solar technology company and global provider of responsibly-produced eco-efficient solar modules advancing the fight against climate change. Developed at R&D labs in California and Ohio, the company’s advanced thin film photovoltaic (PV) modules represent the next generation of solar technologies, providing a competitive, high-performance, lower-carbon alternative to conventional crystalline silicon PV panels. From raw material sourcing and manufacturing through end-of-life module recycling, First Solar’s approach to technology embodies sustainability and a responsibility towards people and the planet. For more information, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: demand for our technology; our financial guidance for 2021, net sales, gross margin, operating

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expenses, operating income, net income per share, earnings per share, net cash balance, capital expenditures, shipments, bookings, products and our business and financial objectives for 2021. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue,” “contingent” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; our competitive position and other key competitive factors; the market for renewable energy, including solar energy; the reduction, elimination, expiration or introduction of government subsidies, policies, and support programs for solar energy projects; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; interest rate fluctuations and both our and our customers’ ability to secure financing; our ability to execute on our long-term strategic plans; the loss of any of our large customers, or the ability of our customers and counterparties to perform under their contracts with us; our ability to execute on our solar module technology and cost reduction roadmaps; our ability to improve the wattage of our solar modules; the creditworthiness of our offtake counterparties and the ability of our offtake counterparties to fulfill their contractual obligations to us; the satisfaction of conditions precedent in our sales agreements; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to CdTe and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects resulting from pending litigation; future collection and recycling costs for solar modules covered by our module collection and recycling program; supply chain disruption, including the availability of shipping containers, port congestion, canceled shipments by logistic providers, and the cost of fuel, all of which may be exacerbated by the COVID-19 pandemic; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to convert existing or construct production facilities to support new product lines; our ability to attract and retain key executive officers and associates; the severity and duration of the COVID-19 pandemic, including its potential impact on our business, financial condition, and results of operations; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
investor@firstsolar.com

First Solar Media
media@firstsolar.com

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,367,464	$1,227,002
Marketable securities (amortized cost of $554,897 and $519,844 and allowance for credit losses of $133 and $121 at September 30, 2021 and December 31, 2020, respectively)	554,601	520,066
Accounts receivable trade	249,771	269,095
Less: allowance for credit losses	(1,430)	(3,009)
Accounts receivable trade, net	248,341	266,086
Accounts receivable, unbilled	25,053	26,673
Less: allowance for credit losses	(51)	(303)
Accounts receivable, unbilled, net	25,002	26,370
Inventories	647,439	567,587
Assets held for sale	—	155,685
Prepaid expenses and other current assets	203,478	251,739
Total current assets	3,046,325	3,014,535
Property, plant and equipment, net	2,505,921	2,402,285
PV solar power systems, net	230,423	243,396
Project assets	335,259	373,377
Deferred tax assets, net	108,387	104,099
Restricted marketable securities (amortized cost of $254,659 and $247,628 and allowance for credit losses of $53 and $13 at September 30, 2021 and December 31, 2020, respectively)	251,379	265,280
Goodwill	14,462	14,462
Intangible assets, net	47,935	56,138
Inventories	236,446	201,229
Other assets	492,093	434,130
Total assets	$7,268,630	$7,108,931
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$170,041	$183,349
Income taxes payable	12,984	14,571
Accrued expenses	231,163	310,467
Current portion of long-term debt	37,129	41,540
Deferred revenue	238,810	188,813
Liabilities held for sale	—	25,621
Other current liabilities	25,109	83,037
Total current liabilities	715,236	847,398
Accrued solar module collection and recycling liability	140,019	130,688
Long-term debt	241,483	237,691
Other liabilities	341,817	372,226
Total liabilities	1,438,555	1,588,003
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 106,326,000 and 105,980,466 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	106	106
Additional paid-in capital	2,865,628	2,866,786
Accumulated earnings	3,053,085	2,715,762
Accumulated other comprehensive loss	(88,744)	(61,726)
Total stockholders’ equity	5,830,075	5,520,928
Total liabilities and stockholders’ equity	$7,268,630	$7,108,931

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net sales	$583,504	$629,180	$927,565	$2,016,058	$2,102,100
Cost of sales	458,924	455,062	634,550	1,532,593	1,581,287
Gross profit	124,580	174,118	293,015	483,465	520,813
Operating expenses:
Selling, general and administrative	43,476	36,346	49,861	131,909	160,218
Research and development	25,426	23,935	22,972	69,234	71,068
Production start-up	2,945	1,715	13,019	16,014	23,812
Litigation loss	—	—	—	—	6,000
Total operating expenses	71,847	61,996	85,852	217,157	261,098
Gain on sales of businesses, net	(1,866)	(1,745)	—	147,284	—
Operating income	50,867	110,377	207,163	413,592	259,715
Foreign currency loss, net	(1,018)	(1,000)	(1,852)	(4,613)	(3,549)
Interest income	1,752	1,288	2,109	3,996	15,113
Interest expense, net	(2,958)	(4,623)	(10,975)	(10,577)	(21,018)
Other (expense) income, net	(2,603)	(3,247)	(3,236)	2,598	(8,653)
Income before taxes and equity in earnings	46,040	102,795	193,209	404,996	241,608
Income tax (expense) benefit	(837)	(20,346)	(38,107)	(67,673)	40,894
Equity in earnings, net of tax	—	$—	(65)	—	150
Net income	$45,203	$82,449	$155,037	$337,323	$282,652

Net income per share:
Basic	$0.43	$0.78	$1.46	$3.18	$2.67
Diluted	$0.42	$0.77	$1.45	$3.16	$2.65
Weighted-average number of shares used in per share calculations:
Basic	106,320	106,313	105,967	106,241	105,830
Diluted	106,899	106,836	106,751	106,879	106,537

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